Exhibit 99.2

Grocery Outlet

F3Q 2019 Earnings Results Conference Call

November 11, 2019

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

C O R P O R A T E P A R T I C I P A N T S

Joe Pelland, Vice President, Investor Relations

Eric Lindberg, Chief Executive Officer

MacGregor Read, Vice Chairman

RJ Sheedy, President

Charles Bracher, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Randy Konik, Jefferies

Robbie Ohmes, Bank of America Merrill Lynch

Simeon Gutman, Morgan Stanley

Oliver Chen, Cowen & Company

Michael Lasser, UBS

Karen Short, Barclays

Paul Trussell, Deutsche Bank

John Heinbockel, Guggenheim Securities

Chris Prykull, Goldman Sachs

Joseph Feldman, Telsey Advisory Group

P R E S E N T A T I O N

Operator:

Greetings and welcome to the Grocery Outlet’s Fiscal Third Quarter 2019 Earnings Results Conference Call. At this time all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

I would now like to turn the conference over to your host Joseph Pelland, Vice President of Investor Relations. Please go ahead.

Joe Pelland:

Thank you. Good afternoon everyone and thank you for joining us on today’s call to discuss Grocery Outlet’s third quarter 2019 results. Participants on this call will make forward-looking statements which are subject to various risks and uncertainties that could cause our actual results to differ materially from these statements. Any such items, including our outlook for Fiscal 2019 and future performance should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A description of these factors can be found in this morning’s press release as well as in our registration statement and quarterly reports on Form 10-Q filings with the SEC, all of which can be found on our website at investors.groceryoutlet.com. We undertake no obligation to revise or update any forward-looking statements or information.

During our call we may reference certain non-GAAP financial information, including adjusted items. Reconciliations of GAAP to non-GAAP measures as well as the description, limitations and rationale for using each measure can be found in the supplemental financial tables included in this afternoon’s press release and in our filings. We use non-GAAP measures as a lead in some of our financial discussions as we believe they more accurately represent true operational performance and underlying results of our business.

Presenting on today’s call will be Grocery Outlet’s Chief Executive Officer Eric Lindberg, Vice Chairman MacGregor Read, President RJ Sheedy, and Chief Financial Officer Charles Bracher. Following our prepared remarks, we will open the call for questions.

With that, I will turn it over to Eric.

Eric Lindberg:

Thank you, Joe. Good afternoon everyone. Thank you for joining us today. MacGregor, RJ and I will share highlights from our third quarter as well as an update on our growth strategies. Charles will then review financial results and provide details on our revised outlook for Fiscal 2019.

We are extremely pleased to see continued momentum in our business through the third quarter with strong financial results across the board. Our outstanding performance over the last three quarters is a direct results of hard work and dedication from our entire staff and family of Independent Operators. I want to say thank you to all of them for their efforts.

As reflected in our October 2 press release announcing our preliminary results, we delivered top line growth of 13.1% in the third quarter, driven by new store openings and a 5.8% increase in comp store sales. Our strong top line performance was complemented by gross margin expansion and lower than projected expenses, allowing us to exceed our expectations for Adjusted EBITDA which increased 13.2% to $44.2 million. Notably, this increase was burdened by an estimated $1.8 million in public company costs which we did not incur in the same period last year.

Our objective remains to deliver consistent gross margin performance and reinvest in our business to support our long-term growth objectives. That said, based on our better than expected year-to-date performance, we are raising our full-year guidance which Charles will discuss in more detail.

Now I’d like to turn over to some highlights from the quarter. Beginning with our comp growth, the strength was once again broad based across product categories, regions and store vintages as we continue to deliver across our three primary growth drivers. First and foremost, we are committed to providing our

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

customers deep value and unique treasure hunt shopping experiences in the stores. We continue to strengthen our relationships with our current suppliers as well as seek out & develop new relationships to procure brand name products at amazing values. The pipeline of opportunistic product remains very strong, and we continue to generate excitement for our customers.

Second, we remain committed to supporting the Independent Operators in delivering the WOW! in-store shopping experience. One example of this commitment is the round of regional meetings that we held with our IOs in early October. Our leadership team visited nine cities in five days to share recent updates, provide opportunities for IOs to share their best practices and to respond to their questions. A key component of our success is derived from the efforts of our IOs. We want to always ensure that we are providing the right level of ongoing support and engagement. We were thrilled with the broad participation from 95% of our Independent Operators and the enthusiasm throughout these meetings as it reinforces that this is time well-spent by both the management team and our IOs.

Third, we leveraged marketing to increase brand awareness and engagement at both the corporate and local level. Our Bargain Bliss marketing campaign continues to be very well-received by customers. This corporate marketing is supported by local events and other advertising led by IOs within their individual communities. RJ will talk about some of the advances we made across these growth drivers.

Moving to our store expansion strategy, we remain pleased with the performance of our new stores. During the quarter we opened eight new sites, bringing the year-to-date total to 24 new locations. These new stores are a balance of existing mature markets and developing markets, and they continue to perform in line with our expectations. Mac will talk about our expansion strategy in more detail shortly.

We remain focused on the execution of our differentiated business model. It is the combination of opportunistic sourcing and the local Independent Operator that allows us to out-local the chains and out-chain the locals. We believe this is the formula behind the consistency in our comp stores’ growth and history of strong, stable financial performance.

Looking forward, we remain excited about the opportunities ahead and we remain committed to delivering measured and consistent growth while operating our business for long-term success.

To reiterate our long-term growth objectives, we expect to deliver consistent long-term comp store sales growth of 1% to 3% annually, primarily through the three drivers I mentioned earlier. We remain on track to grow our store base 10% annually with a healthy balance of openings across mature markets, where we have a high level of brand recognition, and developing markets, where we are building brand awareness. To that end, we are extremely pleased to have filled our newly created leadership position for the Executive Vice President of our East region as we look to develop our growth plans in the mid-Atlantic market.

Lastly, as I stated earlier, we will continue to strategically reinvest our productivity savings back into the business to support future growth.

With that, I will now turn the call over to RJ who will provide more details on our recent initiatives.

RJ Sheedy:

Thanks Eric, and good afternoon everyone. We were very pleased with our broad-based comp and margin results in the third quarter. Our customer value proposition remains strong and we continue to make it even stronger. Our philosophy is to always reinvest in our business and comp growth strategies. These efforts have and will continue to support our current and long-term growth objectives.

I will start by reiterating that opportunistic buying remained strong in the third quarter. Opportunistic products, which represent about half of our assortment, deliver deep value and drive the treasure hunt

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

shopping experience. Standout results in our NOSH and Wine categories represent the impact of delivering brand name products to our customers at unbeatable values.

We’ve continued to enhance our buying efforts this year with a more specialized approach, with some buyers now focused solely on either opportunistic or every day products in their respective categories. This has led to improvements in both opportunistic and everyday sourcing as well as improvements in category management.

Our planning team, which provides inventory management and analytical expertise is another critical factor to our continued success across all categories.

Let me talk next about how we improve the ways we support IO’s in delivering a WOW! shopping experience.

We continue to enhance the tools we provide IO’s, which helps them operate more efficiently while also making smarter decisions to drive their business. As you may recall, IOs select approximately 75% of their assortment and have autonomy to create unique merchandising displays highlighting their WOW! deals. This strengthens the local feel of each store.

Our real-time order guide is one example of a critical business tool that we continue to invest in. It is a custom developed, proprietary system that optimally manages the flow of product between the warehouses and stores. Recent enhancements to this ordering platform provide greater visibility to product availability, product information, and relevant selling statistics for smarter and faster decision making.

By investing in ordering technology and supply chain improvements, we can better equip the IOs to optimize their inventory while continuing to strengthen the WOW! shopping experience for their customers.

Our third comp growth strategy is to increase customer awareness and engagement through local and store-level marketing.

We continue to find more relevant and engaging ways to communicate with our consumers. We expanded our digital marketing efforts, leveraging social media, email, streaming radio, connected TV and third-party media distribution channels. We have a highly engaged and growing email subscriber base that receives our daily WOW! Alerts and regular digital ads. Our digital marketing efforts allow us to dynamically highlight the best products in the customers’ local store. This takes the treasure hunt experience beyond the four-walls of our stores, communicating the WOW! externally to our customers. In the future, we see an opportunity to further personalize our digital communications to increase engagement with existing customers and to introduce new customers to our stores.

We are committed to reinvesting productivity gains back into Sourcing and Distribution, IO support, and Marketing initiatives. This is part of our ongoing effort to further strengthen our compelling value proposition. One example of this is a network optimization study that we have recently begun. We are partnering with an outside firm to assist in the long-term strategic evaluation of our supply chain network, which will help us plan for the next decade of successful growth.

Now, I’ll turn it over to MacGregor.

MacGregor Read:

Thanks RJ. Good afternoon everyone. I am extremely pleased to see the continued progress we are making across our retail expansion strategy. During the third quarter, we opened eight new stores and closed one at the end of its lease term, bringing our total to 24 openings year-to-date and 337 stores in

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

total at the end of the third quarter. As Eric said, we are pleased with the performance across our new store base as we maintain a balanced approach to real estate expansion.

Our business model has proven to be highly portable, and we have seen our stores succeed across a variety of geographies, urbanicities and income levels. Performance at our recently opened stores demonstrates this wide demographic appeal and continued consumer shift towards value.

We are very focused on continuing to balance store openings in existing mature markets where we are well-established, and developing markets such as Southern California and longer term, the mid-Atlantic where we are continuing to build our brand awareness.

I am pleased to share that we have begun building the corporate structure needed to support our long-term growth objectives in the Mid-Atlantic region. To that end, we hired Heather Mayo for the newly created leadership role of Executive Vice President of our East region. Heather brings 23 years of experience in the retail club channel and will lead our efforts to expand our existing Mid-Atlantic store base and future expansion. We look forward to leveraging her operational and merchandising expertise as we develop our long-term plans for this market.

Looking ahead, we expect to open an additional nine stores in Fiscal 2019. We also have a high level of visibility into our 2020 lease opportunities and are on track to deliver approximately 10% unit growth, with a strong pipeline of future real estate locations.

Before I turn it over to Charles, I want to share an example of how our IO’s create a unique community feel and generate awareness within their individual stores. As you have heard us speak about in the past, our IOs are constantly finding creative ways to engage with the community, whether it be through in-store events, contests or other attention-grabbing activities. This is an important part of building brand awareness at the local level as well as deepening customer engagement. We often like to highlight some of these new and imaginative ideas across our IO community. One of the more unconventional examples of this came to us just recently in San Luis Obispo, where a couple, who first met in our local store, asked our IO if they could hold their marriage ceremony in the same aisle where they first met. The couple exchanged marriage vows in the candy aisle, no less. The store team, who came to know the happy newlyweds, were thrilled to be a part of their special day. The wedding brought new meaning to our campaign tagline Falling in Love on Every Aisle and was picked up in the local papers and on social media. These types of stories are truly key differentiators that contribute to the success of our business model and are representative of the entrepreneurial spirit of the Independent Operator community.

With that, I’ll turn it over to Charles.

Charles Bracher:

Thanks, Mac, and good afternoon, everyone. I will begin with a review of our third quarter financial results followed by an update on our outlook for Fiscal 2019, before opening the call for Q&A.

Our third quarter performance reflects continued strength across all of our financial metrics. Sales for the third quarter increased 13.1% to $652.5 million compared to the same period last year. This growth was the result of a 5.8% increase in comparable store sales on top of a 4.2% comp increase in the prior year period, as well as the sales contribution from 30 net new stores opened over the past 12 months. The growth in comparable store sales was broad-based and driven by contributions from both customer traffic and average ticket with strong performance across store regions and vintages.

We opened eight new stores during the quarter with a balance of openings in mature and developing markets. As MacGregor stated, we remain very pleased with the performance of our recent vintages along with the productivity of our entire store base.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

With respect to margin performance, third quarter gross margin dollars rose to $201.1 million, a 14.5% increase compared to the third quarter of Fiscal 2018. Gross margin rate expanded 40 basis points to 30.8%, in line with our expectations. This increase was the result of strong opportunistic purchasing as well as increased efficiencies in product delivery and inventory management.

SG&A expense increased 15.1% to $161 million, largely attributable to increased commissions resulting from gross margin dollar growth due to new unit expansion and strong comparable store performance. As a reminder, our business has a highly variable cost structure due to our gross profit share with IOs, which flexes with sales and margin rate performance.

Other factors impacting third quarter SG&A included incremental occupancy costs associated with new store growth and the impact of $1.8 million of public company costs which we did not incur last year. In addition, third quarter SG&A growth also includes roughly $600,000 of secondary offering costs that were expensed because the Company did not raise primary proceeds in the October 3rd stock offering. In total, however, SG&A expenses were lower than anticipated due to timing shifts into the fourth quarter.

Stock based compensation expense for the third quarter was $2.9 million. Roughly half of this reflects ongoing expense associated with stock options and restricted stock units granted at the IPO. The other half was due to vesting of time-based stock options associated with our October 2014 equity plan.

Versus the third quarter last year, interest expense decreased by approximately $6 million or 45.7% to $7.3 million as a result of our IPO-related debt paydown and subsequent repricing.

We recorded income tax expense of $3.7 million representing an effective tax rate of 23% in the quarter. The lower tax rate reflects a tax benefit associated with the exercise of employee options during the quarter.

GAAP net income for the quarter was $12.4 million or $0.13 per diluted share compared to net income of $7.7 million or $0.11 per diluted share in the prior year.

In order to better illustrate the underlying performance of the business, we also report Adjusted EBITDA and adjusted net income, which excludes certain expenses including those related to our IPO, secondary offering and prior financing transactions. In the third quarter, $600,000 of SG&A expense related to our secondary stock offering was added back to Adjusted EBITDA and adjusted net income. Note however, that we do not add back ongoing public company costs such as the $1.8 million in expense we incurred in the third quarter. A reconciliation of our Adjusted EBITDA and adjusted net income to GAAP results can be found in our earnings release and 10-Q.

For the quarter, Adjusted EBITDA grew 13.2% to $44.2 million from $39 million last year. This result exceeded our preliminary estimate of $42 million to $43 million largely due to the expense timing shifts I mentioned.

Adjusted net income increased 58.8% to $20.6 million or $0.22 per diluted share based on an average of 93.2 million diluted shares in the quarter. This compares to $13 million or $0.19 per diluted share on 68.5 million diluted shares in the prior year.

Now let’s turn to our balance sheet. As of quarter end, we had cash and cash equivalents of $44 million. Inventory was $206.4 million as compared to $185.6 million in the same period last year. As a reminder, due to the opportunistic nature of our business, inventory levels can and will fluctuate from quarter-to-quarter as we take advantage of buying opportunities that become available. Over the long term, we expect working capital to grow roughly in line with sales.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

Regarding our capital structure, we ended the third quarter with $475 million in gross debt, reflecting a 2.6x times Adjusted EBITDA net leverage ratio. Subsequent to quarter end, we prepaid $15 million on our first lien term loan in late October.

Now let me move onto guidance. We have raised our full year 2019 earnings guidance to account for our strong year-to-date performance through the third quarter and our expectations for the balance of the year. We now expect net sales for Fiscal 2019 to be slightly above $2.55 billion. This assumes comparable store sales growth of approximately 4.9% for the full year and the addition of 33 new stores in full year 2019 along with three closures, resulting in 346 stores at year end.

We continue to expect our Q4 gross margin rate will increase over last year consistent with the year-to-date gross margin improvement we’ve delivered. Keep in mind that fourth quarter gross margin rates are typically lower than other quarters due to the impact of holiday product and mix.

With regard to SG&A, we expect to see accelerated SG&A growth in the fourth quarter driven by, number one, ramping public company costs including costs to comply with Sarbanes-Oxley, incremental accounting and legal expense, and Directors & Officers insurance costs; number two, shifts in expense timing from prior quarters into Q4, including self-insurance and personnel-related costs; and number three, various business and technology reinvestments to support our long-term growth strategies.

With respect to Adjusted EBITDA, we are increasing our full year guidance to be in the range of $167 million to $168 million, up from our previous range of $162 million to $165.5 million. We’ve assumed a tax rate of approximately 28% and approximately 94.5 million weighted average fully diluted shares outstanding in the fourth quarter. Note that this share count excludes the potential future impact of 5.8 million unvested performance options associated with pre-IPO grants.

Accordingly, we are raising our full year guidance for adjusted earnings per diluted share which we now expect will be 40.73 to 40.074 compared to $0.68 to $0.71 previously.

Finally, capital expenditures net of approximately $10 million in landlord allowances are now expected to be between $90 million and $95 million for the full year, which reflects the additional new store in the fourth quarter and the timing of first quarter openings.

In summary, we remain very pleased with the broad-based strength in our business as we continue to execute on our long-term growth strategies.

Now, we’d like to open the line for questions.

Operator:

Thank you. We'll now be conducting a question-and-answer session. If you’d like to be placed in the question queue, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. As a reminder, please limit yourselves to one question in order to allow as much time as possible to answer questions. You may press star, two if you would like to remove your questions from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment, please, while we poll for questions.

Your first question comes from the line of Randy Konik with Jefferies. Please proceed with your question.

Randy Konik:

Thanks a lot. Good afternoon, guys. I guess my first question would be for RJ. The theme of the company seems to be one of a focus on continuous improvement and you gave us some broad strokes about the

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

Independent Operator dashboard and the enhancements you’ve kind of made there. Maybe give us some perspective on where the business has come from, you know a few years ago, how the dashboard has improved productivity in a measured way, and then how do we think about areas of focus for the dashboard to continue to enhance productivity across the ordering process and I guess supply chain over the next few years going forward. Thanks.

RJ Sheedy:

Sure. Hi Randy. Let me cover a couple of things on that question. First, from a systems investment standpoint, we’ve really made a significant effort, I’ll say over the past six years or so, to enhance some of our core operating systems. A lot of this is custom developed specific to our business and the way that we operate. We talk about things like the real-time order guide. I mentioned that in my comments. Related to that, distribution system, the order guide that is used for direct store delivery products, all those custom build. Then, in addition to that, a number of what we believe to be best in class third party software platforms that have helped us bring better business intelligence to the company. We have a new WMS system, relatively new WMS system over the past several years, a platform through which we communicate, better communicate with operators and manage processes internally, and there are several others there as well.

Specifically to when you talk about the operator dashboard, I would point to two specific things. One is the real-time order guide. Again, that is the primary tool for transferring product from the warehouse to the stores, the vast majority of which is pulled into the stores by the operators. They’re making the decisions on that, which really creates the localized assortment that we enjoy specific to that market and those customers and how the operator can best provide those products to their customers.

Within that tool, there is a lot of information and increasingly more information and tools to manage that as best we can. So by giving them the best information, making it as efficient as possible and then allowing them to order the right products and the right quantities, again, for their local customer and their needs which they then take and merchandise within the store.

A lot of information and it’s a tool to transfer product but it’s also a dashboard in that it has that information to help them make smarter decisions.

We also provide on the business intelligence side a couple of dashboards, really several, that, one, help them manage their business as far as comp goes and margin goes and customer service and it brings all of the operating information, benchmark information to a very detailed level to help them understand where their business is trending and some of the things that they might do to capture opportunities and those have proven to be very helpful, again, for them in the decision making specific to their store.

Those are just some examples of recent investments. We’ll continue to enhance those specific systems and then, as we talk about continue to look for new systems and tools that we can bring to the business to improve the way that we do things.

Randy Konik:

Thanks. Then just one quick follow-up, maybe perhaps for Eric or Mac. If you think about the dual prongs of marketing around awareness and engagement and you think about how you grew awareness outside of California in the other states, and then built then engagement, how do you guys think about distorting your marketing messaging of Bargain Bliss and then specifics around engagement versus awareness as you think about growing into new states. Just kind of getting a perspective of what you did in the past to kind of build into the new states to give us some perspective on how you’re thinking about approaching marketing going into additional states going forward would be helpful. Thanks.

Eric Lindberg:

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

Hey Randy, nice to talk to you. We didn’t market a whole lot in our early years at Grocery Outlet in that is was more experience, coming into the store and finding the bargains. We have a fundamental belief that if we can tell that story and continue to repeat that story we’re going to win. We know the values are unbeatable. We measure them. You guys have measured them.

What you really have now is more the methodology that we’re going to tell that story. Years and years ago it was TV and radio and quite literally print ads every week for retailers and today those tools that we’re using are just a little bit more modern. We’re pushing down the continuum of trying to get the information that’s most relevant to the consumer, the individual, to get that message.

Then I’d say the second piece is the operators are getting a lot more sophisticated at local marketing. They’re picking up on the cues in their neighborhoods and their communities. They’re responding to directly to customers in front of them in their stores and they’re using the order guide, the merchandising and they’re using their community involvement to go very, very deep in community and I would say that on a continuum, since Mac and I have been at Grocery Outlet, we’ve just gotten better and better systematically every year at using the tools and developing a little deeper understanding of how the consumer wants to talk to us and be talked to.

That hopefully answers your question.

Operator:

Your next question comes from the line of Robbie Ohmes with Bank of America. Please proceed with your question.

Robbie Ohmes:

Hey guys, thanks for taking my question. I’m going to make it two, really brief. Just on the long-term comp guidance of 1% to 3%, you’re obviously doing much better than that. Can you remind us why you can’t keep doing much better than 1% to 3% going forward? Then, similarly, your gross margin is coming in as you expected but up nicely year-over-year. Can you remind us why you couldn’t continue to grow the gross margin going forward? Thanks.

Charles Bracher:

Hey Robbie, it’s Charles. Yes, let me tackle the comp question and I’ll turn it over to RJ to talk about gross margin.

With respect to comp sales, and again as we’ve talked about, feel really good about the health of the business and the broad-based strength that we’ve seen over the course of the year, and as you can see in our implied guidance, that Q4 we’re guiding in essence about the high end of our long-term comp range, that 1% to 3% that you referenced. We do think about that 1% to 3% as really the essence of the way that we manage and plan the business over the long term. We’re, of course, happy when we outperform that, but we think that the discipline of sticking to that 1% to 3% range and the way that we manage behind that is really a key reason behind the consistence of the financials that we delivered over time.

Let me turn it to RJ to talk about margins.

RJ Sheedy:

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

Sure. On margin we’ve been very pleased with the performance that we’ve seen this year I would point to it being the results of a number of improvements. On the purchasing side, a lot of work done there. To negotiate cost on the everyday side of the business. Always point to strength of opportunistic and deal flow and that really comes from the strong partnerships we have with our suppliers, always working to be better partners to them and strengthening those relationships further.

We see nice productivity enhancements from a supply chain standpoint and then there’s a lot that we’ve done that we’ve seen the benefit of this year by way of inventory management and that’s specific to allocation and distribution logic, and again, the systems that we use to manage that.

So, really, really pleased with the results that we’ve seen there.

In terms of how we think about margin looking forward, as we’ve said, expect that to be consistent with the levels that we’ve delivered this year. For us, always a balance of delivering first and foremost value to the customer, the customer excitement and the WOW! shopping experience and then maintaining a healthy margin as well, and so we feel like we have the right balance. Again, pleased with the improvements that we’ve seen this year but expect that margin to be pretty stable looking forward.

Operator:

Your next question comes from the line of Simeon Gutman with Morgan Stanley. Please proceed with your question.

Simeon Gutman:

Hi. Good afternoon everyone. My question, somewhat of a follow-up to the prior couple. You have all this extra top line growth relative to your plan and gross margin, as mentioned, was doing better. I guess where are you investing all these incremental gross profit dollars. I know you gave us some examples, but thinking on a near-term basis, where you’re able to spend it. Is it advertising? Can you point to some other items? Then just to clarify it, it sounds like there’s going to be some SG&A moving to the fourth quarter. It seems like the math would be about 100 basis points of deleverage in Q4 to get to your EBITDA guide, to confirm that? Thanks.

RJ Sheedy:

Hi Simeon. It’s RJ. I’ll take the first part of your question and then maybe Charles will want to cover the second part.

In terms of reinvestment opportunities, I’d say there’s a healthy list of things that we continue to reinvest in to support long-term growth, which is how we orient in the way that we think about how we manage our investment dollars. I mentioned a few in my comments. Maybe a little bit more color on some of those because I think they’re good examples.

One being this more recent specialization around opportunistic and every day and think of that as both a current and future investment in people, process, systems and other related expenses to manage these different halves of the assortment, and so that’s a new one from the beginning of this year and that orientation and investment that goes along with it will carry forward.

There’s a lot on the systems side. Real-time order guide, distribution system, as we look forward there will be other enhancements to follow. Those are investments, again, both current and future, in the development of course, but also oftentimes processes and ways that we operate the business to better support growth on the top line, whether that’s supply chain or purchasing, again, inventory management or some other part of the business. All those things tie together.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

The network optimization study that I mentioned, again, another example. That one is looking well out into the future, infrastructure and really everything around supply chain, how we can best support future growth as we look out over the next 5, 10, 15, 20-plus years. There’s a longer list of other things that we continue to invest in and we see the results in years like this one on both top line and from a margin standpoint.

Charles Bracher:

Hey Simeon, it’s Charles. With respect to as we think about EBITDA margins for the fourth quarter, again, just a few things to keep in mind as you’re looking sequentially, number one, our fourth quarter gross margins are generally lower over the course of the year due to the impact of holiday product and mix. Again, we’ll see nice year-to-date gross margin improvement of about 32 basis points and we would expect to see that carry forward into the fourth quarter. The real key is SG&A. Again, as we think about changes relative to last year, the key factors are the impact of public company costs, which is really ramping. We continue to think that the $8 million that we have circled up as annualized public company costs is accurate, but we are seeing heavier -- we expect to see heavier spend in the fourth quarter of this year continuing into the first half of 2020, largely as a result of being right in the thick of SOX implementation over that time period.

Secondly, as we talked about, the timing shifts in SG&A expense out of Q2 and Q3 into Q4 has an impact. That has to do with things such as self-insurance expenses as well as other personnel related costs. Then, lastly, the reinvestment that RJ spoke to.

In total, those are the key drivers. I think the number that you referenced is probably a little bit high, but those are the factors.

Simeon Gutman:

Thank you.

Operator:

Your next question comes from the line of Oliver Chen with Cowen & Company. Please proceed with your question.

Oliver Chen:

Hi. Thank you very much. Congrats. Regarding supply chain, what do you see on the road ahead for the major needs nearer and longer term? One of the things that our survey really pointed to was a big opportunity in the mobile app/loyalty point of view in terms of customers wanting that as well as the opportunity to employ a lot of data and analytics and machine learning around customers using that, so we’d love your thoughts on both. Thank you.

RJ Sheedy:

Sure. Hi, Oliver. With regards to supply chain, I think we do a very nice job moving product into our system and through the stores. There’s always room to improve and I think we’ve done a nice job of ticking through some of those improvements this year. I mentioned some productivity enhancements and other changes that we’ve made to improve the flow of product in the most efficient way possible.

The study that I mentioned is more of a further look out when we get to higher store counts and expand beyond geographies and it really covers all aspects of supply chain from transportation inbound/

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

outbound, capacity planning, the systems that we deploy to manage that and everything for how products move through the system. That’s just the way that we manage the business, nothing immediate or specifically needed there other than taking a look at how to support that longer term growth expectation.

In regards to marketing and digital and personalization, again, this is something that we continue to look at for the future. We don’t have a loyalty program today. We think there’s an opportunity to be more specific. We love the improvements that we’ve made from a digital standpoint through social media and we’re active in a number of platforms there, increasingly through streaming radio and connected TV. We think we’ve seen a nice lift in both awareness in more newer markets but then also engagement and trips in more mature markets and leveraging the database that we have that is store and item specific. We think it’s very compelling in a way that brings those deals outside of the four walls of the stores. We think that does go a long way to drive in trips, and then of course they find many great deals around that which leads to basket.

We’re going to spend a lot more time over the next year or so looking at the opportunity from a personalization standpoint. We think to the extent that that proves favorable, we’ll then get to that next level of communication, being more specific to the customer and not just at the store and item level.

Oliver Chen:

Thank you. Very helpful. Best regards. Happy holidays as well.

Eric Lindberg:

Thank you. You too.

Operator:

Your next question comes from the line of Michael Lasser with UBS. Please proceed with your question.

Michael Lasser:

Good evening. Thank you for taking my question. I have three questions actually. First on your comp guidance for the fourth quarter it implies a 3.9% comp which is very specific and would represent your lowest two and three year stacks of the year. Is there anything that’s going on that would drive the slowdown? Then two more quick ones.

Charles Bracher:

Hey Michael, it’s Charles. Just on the comp guidance, no, it really has to do with the way that we manage the business for the long term. I wouldn’t say there’s anything specific to the fourth quarter but we just think this is the prudent way to think about the business. Happy that the business is at this point firing on virtually all cylinders through the third quarter, but knowing what we know now that’s the way we think about the fourth quarter.

Michael Lasser:

Charles, my other question is even if we take out the $1.8 million of public company costs in the third quarter and given the fact that there was some expenses that flowed out of 3Q into 4Q, it looks like there still would have been some deleverage on the expense side despite a very healthy comp. What comp do you think you need to lever the operating expenses of the business at this point?

Charles Bracher:

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

We think about a 2 comp levering our fixed costs.

Michael Lasser:

Okay. Then my last question is there was a mention in the transcript that you’ve reorganized some of the buying position such that the buyers are solely focused on opportunistic buys. Is that allowing you to get better opportunistic buys and also help the gross margin, and is it also a recognition that the business is very dependent on these really good, opportunistic buys in order to drive the types of comps that have been produced recently?

RJ Sheedy:

I would say the reorganization there was to manage the complete assortment better, so nothing is so specific to opportunistic or to the every day side, prior within these departments that have recently specialized. The buyer was managing both sides of the assortment within the categories that he or she managed.

By specializing we think we can manage both—for those that are focused on that both the everyday side of the business better because it is a different process. It is a different type of relationship. It’s a different cadence, a different approach to itemization and managing categories, so we think we get benefits there.

Then also, on the opportunistic side, again, unique and different in the way that you work and partner with suppliers and manage items and think about that and all of those—both of those of course tie together through how we manage inventory from an open buy standpoint and then how we manage health of inventory within each specific category.

That’s the thinking behind it. I would describe it as just the most current state or progress as it relates to specialization. Prior example was when we introduced the planning function back in 2013. We’ve seen great benefit from that in a lot of different areas and freed up time for people to do the things that they do best and this is really just another slightly different iteration of that and we think most of that benefit—we’ve seen some this year but really most of that benefit is in front of us still.

Michael Lasser:

Thank you very much.

Operator:

Your next question comes from the line of Karen Short from Barclays. Please proceed with your question.

Karen Short:

Hi, thanks. A couple of questions. Just if you could give an color on the cadence of the comps in the quarter and then just generally what you’re seeing on inflation?

Charles Bracher:

Hey Karen, it’s Charles. We don’t speak specifically to results within the quarter. As it relates to inflation, we continue to see inflation throughout the year being a modest tailwind. We would expect that would continue. Then, just a reminder, relative to others it’s a more muted impact for our business as a result of both the opportunistic buying model as well as the gross profit share with operators, so it has a more muted impact on both the way up and the way down.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

Karen Short:

Okay. Then in terms of just understanding a little bit more on the buyers, I just want to clarify, you’re not adding another buyer for each category, correct? It sounded like you were saying that you have one buyer for opportunistic and one for more EDLP for each category. I just wanted to understand that better.

RJ Sheedy:

No, I’m describing just the team and roles and responsibilities there and buyers are managing multiple categories.

Karen Short:

Okay. Then last question, just in terms of the nine-city tour that you did, maybe can you talk a little bit about what your learnings were this year versus prior years, assuming you’ve done this in the past. Maybe just a little color there?

Eric Lindberg:

Yes, so I would say—hey Karen, this is Eric. I would say just relative to operator health, in our culture this is how we get out and talk to operators. Once or twice a year, we’re with them. I would say this year it was a very positive engagement. They were engaged. They were very curious. Half of the meeting is dedicated to information sharing and half is sort of dedicated to Q&A. We asked them to help communicate their best practices that we think are fundamentally changing their business for the good and share those with other operators in the room. Generally, the operators were very, very open and curious and asked lots of good questions.

We use these events—we pre-survey them. They help us sort of modify our strategy. We seek the feedback on things that are working, things that aren’t working. We confront the things that aren’t working and we can sort of slightly course correct.

I would say on their mind this year, they’re fairly here and now type questions, a lot about product, a lot about supply and logistics, a lot about the tools rollout that we’ve been on for the last 18 months, two years. I would say those are probably the lion’s share of the questions, but it’s just a great way for us to be out with our larger team in front of the operators, engaging and they’re really seeing first hand what’s on their mind.

Operator:

Your next question comes from the line of Paul Trussell with Deutsche Bank. Please proceed with your question.

Paul Trussell:

Good afternoon and a good quarter. Just a few questions on the (inaudible). First, maybe just talk a little bit more about what you’re seeing in terms of new store productivity, both in California and into other states and markets you’ve expanded into. Also, you touched on the hire for the EVP Eastern Region. Maybe just help us to the extent you can now talk about how we should be thinking about the growth plans for the Mid-Atlantic and what your expectations are for that area.

Charles Bracher:

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

Hey, Paul, this is Charles. Let me start off with some of the specifics around new store performance and then I’ll turn it over to Mac to talk about our regional growth plans.

I think with respect to new stores, very pleased with the performance we’re seeing from new sites. They continue to perform in line with our underwriting expectations. We track each new store opening closely, but I think it’s worth reiterating that our stores do have a meaningful sales ramp over the course of their first four years; cumulatively, that’s about 25% top line growth, so we really take the long view and we also track the ramp of those vintages to make sure that they’re in line to hit their mature sales targets.

We feel good, both about new sites that are opening and the ramp of recent vintages.

As it relates to performance across regions, I think the callout there is that we use an underwriting—we use a blended underwriting model knowing that we’re going to have the mix of stores in newer markets along with stores in more mature markets that have higher levels of brand awareness, so what we’re seeing as expected would be that sales volumes typically track that level of brand awareness and we’re seeing good progress across all regions with all regions reporting good results in the third quarter.

MacGregor Read:

Hi Paul, it’s MacGregor. With respect to growth plans and newer geographies, I think very consistent with what we have said in the past and that is that we see both the opportunity to continue to infill in core or mature markets and then also remain very focused on building out the Southern California market where, again, we think we’re about half-way there. Then, really turning our attention to opening more stores in the Mid-Atlantic and certainly hiring Heather is a great first step in that direction. We fully intend her to continue to build the infrastructure to support a higher growth rate as time goes on, but again, not to repeat myself but we really believe in sort of this crawl, walk, run approach. You’ll see us open a few stores in 2020 in that region and then continue to build from there.

I think over time, certainly the next three to five years, you’ll continue to see a healthy number of stores opening in both core mature markets in Southern California and also in the Mid-Atlantic.

Paul Trussell:

Thanks for the color there. Just one really quick follow-up, just on the balance sheet. You mentioned in the release that you paid down some of that first lien term loan. Maybe just remind us of kind of leverage targets and timeline to get there.

Charles Bracher:

Sure. Again, this is Charles. I would say we have not yet established a formal long-term leverage target. Of course, as a result of the IPO we were able to cut our annualized debt service in half which has freed up some cash. That allowed us to make that $15 million principal payment in late October. But I’d say in terms of priorities, our first priority for cash is always to invest in growth and then once we’ve done that we can use cash to further de-lever. Again, haven’t established a long-term target but over the near-term we’d expect to use cash in excess of growth capital to de-lever.

Operator:

Your next question comes from the line of John Heinbockel with Guggenheim Securities. Please proceed with your question.

John Heinbockel:

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

Hey guys, two things. Let me start supply chain, right? The Ontario facility, when does that begin to make an impact? I assume it’s not material enough to move the gross margin dial. Beyond that, what do you still need to do on the West Coast?

Eric Lindberg:

Hi John. Ontario, pleased with that facility as it’s been ramping up here. We’re still flowing product through there and starting to distribute more locally than up from Modesto, but understand there’s certainly benefit to the business but there’s also some offsets that we’re managing as well, and the business does become more complex. But we love it for the better service it will provide stores in Southern California market. Get product to them sooner and then of course local freight will enjoy that benefit as well.

With that, you talk about the West Coast market and as that continues to ramp we’ve got our two primary facilities then in service in Southern California. We’ve got two primary facilities in the NorCal market, and then two up in the Northwest, so we feel very well covered for the regions and as we continue to open stores in both infill and new markets we think we’re well positioned from a supply chain standpoint.

Operator:

Your next question comes from the line of Chris Prykull with Goldman Sachs. Please proceed with your question.

Chris Prykull:

Good evening, guys. Thanks so much for taking my questions. Just a couple on my end. Maybe as a follow-up to Paul’s question earlier. Financial leverage probably below where you anticipated at this point. Any updated thoughts on share repurchase or dividend? Then, along that same line, would you consider accelerating store growth? What would be maybe a prohibiting factor from doing that? Any big capital expenditures that we need to be aware of on the horizon?

MacGregor Read:

Hi Chris, it’s MacGregor. I’ll start with the latter part of your question. No, I think we continue to feel comfortable with 10% unit growth annually. I think consistent with what Charles said, relative to comp we think it’s the right way to think about it longer term for the business and I’d just reiterate again that as the absolute store count number continues to grow each year, it’s a significant undertaking here from a variety of functional areas to continue to support that level of growth but we’re comfortable in our ability to continue to do that.

Charles Bracher:

Then Chris, with respect to the numbers, again as it relates to share repurchases or dividends, I don’t think we’re ready at this point to make any comment there. Near term continuing to focus on investing in the business and then de-levering from there. We’ll provide an update likely next year with respect to more specific long-term leverage target.

Then as it relates to you next question around cap ex, again, first priority for us is investing in new stores. We love the return that our new store model offers. Roughly two-thirds of our spend—of our cap ex spend historically has gone to fund new stores and then the remaining third we’re always looking at reinvesting back into the existing fleet. That includes both sales and margin driving initiatives as well as just the regular maintenance cycle around store upgrades and repairs, and then in addition to that comprised in that remaining one-third would be everything that we do from a distribution, IT systems and corporate side to constantly be reinvesting back into the business to set ourselves up for long term success.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

Chris Prykull:

Great, thanks. Then I know I’m a quarter early but as you look out to 2020 and think about guidance, any reason that that guidance would deviate either to the upside or downside from the long-term algorithm that you all have laid out?

Charles Bracher:

I would say we feel very good about where we are. As we think about the three parallel pipelines in our business—number one, product; number two, real estate; and number three, new IOs—they all look healthy so we feel great about that. We will be anniversarying strong results next year but with respect to our long-term growth algorithm we continue to feel like that is that’s right where we want to be and that’s consistent with the way that we manage the business. On our next call we’ll provide more fulsome guidance with respect to 2020.

Operator:

Your final question comes from the line of Joseph Feldman with Telsey Advisory Group. Please proceed with your question.

Joseph Feldman:

Hi guys, thanks for taking my question. Wanted to ask about the IO pipeline, meaning just the people and the ability to get quality people and talented ones. I know in your core markets you seem to have very good depth but the ability to get them to move to new markets like Southern California or even the Mid-Atlantic, can you talk about that?

Eric Lindberg:

Hey Joe, Eric. I think best practice for us, and we’ve tried it a lot of different ways over the years as you might guess, is to get recruiting from market in-market. Being local carries a heavy weight with us. Take the Southern California market where we operate 70-plus stores, we’ve gone into that market with a recruiting team, a training team and resources in-market to make sure that we can find people that understand the local markets, are going to live, not have to relocate. That’s not to say we haven’t tried it other ways, but that’s generally the way we try and do it and think about it.

The strength of the program remains very, very strong. I’d say a healthy mix of people coming from outside retailers and you can name the retailers in sort of the food retail business. We’re getting all of them, a lot of them knocking on the door. Then the other balance is coming from internal candidates. Take a little bit longer to get up to speed but we’re finding a lot of success in both sides.

Then, we’ve built kind of a team here from sort of start to finish, so from the time they enter the program to getting assessed, to putting together a specific training program, to mentoring them through training to deploying them to stores, to handing them off to the DSM, there’s a touchpoint along the way that is really driven to get them up to speed as quickly as possible and get them to sort of that full Independent Operator status.

Joseph Feldman:

Great. Just one follow-up. I know you guys said you hired the new EVP Heather Mayo and had a 23-year background, I guess in real estate. Just any more color you can share about maybe where she came from? Has she always been in that market? Presumably she has, but other retailers she’s worked for?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com

Grocery Outlet - F3 2019 Conference Call, November 11, 2019

Eric Lindberg:

Yes, so Walmart and Sam’s. She has a background in real estate but really her specialty is in merchandising and operations. Started in club stores in her early, early days, has operated regions in the Mid-Atlantic, has operated on the West Coast. Just a great, a great executive all around, so we’re really excited. She’s brand new, started October 7th so she’s in sort of a three to four month immersion getting to know Grocery Outlet leadership practices, really getting to know the IOs across the Company. We couldn’t be more excited to see sort of the progress she’ll start making in 2020.

Operator:

Ladies and gentlemen, we have reached end of the question-and-answer session. I would like to turn the call back to Eric Lindberg for closing remarks.

Eric Lindberg:

Don’t have a lot to say, closing remarks. Just want to say thanks for being on the call with us. I know we have some follow-up to do with each one of you but appreciate all your questions. Thanks for being on and we’ll talk to you soon. Good-bye.

Operator:

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com